PROSPECTUS SUPPLEMENT               Filed Pursuant to Rules 424(b)(3) and 424(c)
(to prospectus dated August 7, 2007)                 Registration No. 333-138977

                 [GRAPHIC OMITTED] ELECTRONIC SENSOR TECHNOLOGY

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        19,906,669 SHARES OF COMMON STOCK

     This document supplements the prospectus dated August 7, 2007 relating to the registration of our common stock under our Registration Statement on Form SB-2 (Registration No. 333-138977). This prospectus supplement is incorporated by reference into the prospectus.

     This prospectus supplement modifies and supersedes the first sentence under the heading "Description of Securities" in the prospectus dated August 7, 2007 to replace "54,173,745" with "54,955,687".

     The remainder of the information in this prospectus supplement replaces and supersedes the information set forth under the headings "Selling Security Holders" and "Security Ownership of Certain Beneficial Owners and Management" in the prospectus dated August 7, 2007.

     INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated August 20, 2007

                            SELLING SECURITY HOLDERS

     Each of the selling security holders obtained beneficial ownership of the common stock being registered for resale pursuant to this registration statement in one of the following transactions, as set forth below.

          o In a private offering on December 7, 2005, we issued to Islandia, L.P. and Midsummer Investment Ltd. an aggregate principal amount of $7,000,000 of 8% unsecured convertible debentures due December 7, 2009 that were convertible into 15,404,930 shares of our common stock. At issuance, the debentures were convertible into common stock at a conversion price of $0.4544 per share. This price was calculated based upon 105% of the volume weighted average price over the 20 trading days preceding the date of issuance of the debentures. Such conversion price was subsequently reduced to $0.4000, pursuant to the Forbearance and Amendment Agreement entered into among Electronic Sensor Technology, Midsummer and Islandia on September 7, 2006, which consequently increased the shares of common stock issuable upon conversion of the debentures to 17,500,000. Under certain circumstances, we have the right, at our option to pay interest on the debentures with shares of common stock. In connection with the private offering, we agreed to register 130% of the common stock into which the debentures are convertible plus 130% of the common stock that we may use to pay interest on the debentures. On this registration statement, we are registering 20% of such shares, or 4,137,260 shares, to facilitate secondary trading by the holders of the debentures.

          o In a private offering on December 7, 2005, we issued to Islandia and Midsummer five-year warrants to purchase 12,130,314 shares of common stock at an exercise price of $0.4761 per share. This price was calculated based upon 110% of the volume weighted average price over the 20 trading days preceding the date of issuance of the warrants. Such exercise price was subsequently reduced to $0.4300, pursuant to the Forbearance and Amendment Agreement entered into among Electronic Sensor Technology, Midsummer and Islandia on September 7, 2006. In connection with the private offering, we agreed to register 130% of the common stock underlying the warrants, totaling 15,769,409 shares, which we are registering on this registration statement to facilitate secondary trading by the holders of the debentures.

     The table below sets forth the following information, as of the date that we received such information from the selling security holder (this information was received by Electronic Sensor Technology between December 7, 2005 and the date of this prospectus):

          o the name of each beneficial owner of the common stock registered pursuant to this registration statement;

          o the number of shares of common stock that each selling security holder beneficially owns as of such date;

          o the number of shares of common stock that may, assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, be offered for sale by each selling security holder from time to time pursuant to this prospectus;

          o the number of shares of common stock to be beneficially owned by each selling security holder assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, and the sale of all of the shares of common stock offered hereby;

          o the percentage of common stock to be beneficially owned by each selling security holder after completion of the offering, based upon the number of shares of common stock to be beneficially owned by such selling security holder (taking into account the assumptions set forth above), divided by 54,955,687, which represents the total number of shares of common stock issued and outstanding as of the date of this prospectus, plus, for such selling security holder, the number of shares of common stock to be beneficially owned by such selling security holder; and

          o by footnote, any position or office held or other material relationship with Electronic Sensor Technology or any of its predecessors or affiliates within the past three years, other than that of being a shareholder, and details regarding the transaction in which each selling security holder acquired beneficial ownership of its common stock.

     To our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.

                                                    NUMBER OF SHARES
                                     SHARES OF       OF COMMON STOCK        SHARES OF COMMON STOCK
                                   COMMON STOCK     TO BE OFFERED FOR      BENEFICIALLY OWNED AFTER
                                   BENEFICIALLY        THE SELLING        COMPLETION OF THE OFFERING
                                    OWNED PRIOR     SECURITY HOLDER'S   -------------------------------
NAME OF SELLING SECURITY HOLDER   TO THE OFFERING        ACCOUNT           NUMBER         PERCENTAGE
-------------------------------   ---------------   -----------------   ------------   ----------------
Islandia, L.P.(1)                      10,861,520           7,109,525      3,751,995               6.39
Midsummer Investment Ltd.(2)           19,550,736          12,797,144      6,753,592              10.94

(1) Islandia, L.P.'s shares include 20% of 6,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus and shares of common stock that may be used to pay interest on such debenture and 130% of 4,332,255 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections. The individuals that exercise shared dispositive and voting power for John Lang, Inc. are Richard Berner, President of John Lang, Inc. and Edgar Berner and Thomas Berner, both Vice-Presidents of John Lang, Inc. By virtue of these relationships John Lang, Inc., Richard Berner, Edgar Berner and Thomas Berner may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Islandia; however, John Lang, Inc. Richard Berner, Edgar Berner and Thomas Berner disclaim beneficial ownership of the shares of common stock beneficially owned by Islandia.

(2) Midsummer Investment Ltd.'s shares include 20% of 11,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus and shares of common stock that may be used to pay interest on such debenture and 130% of 7,798,059 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. Midsummer Capital, LLC, a New York limited liability company, serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By reason of such relationships, Midsummer Capital may be deemed to share dispositive power over the shares of common stock beneficially owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares of common stock. Michel A. Amsalem and Scott D. Kaufman are members of Midsummer Capital. By reason of such relationships, Mr. Amsalem and Mr. Kaufman may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Midsummer Investment. Mr. Amsalem and Mr. Kaufman disclaim beneficial ownership of such shares of common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of the date of this prospectus, concerning our issued and outstanding stock beneficially owned (i) by each director and each named executive officer of Electronic Sensor Technology, (ii) by all directors and executive officers of Electronic Sensor Technology as a group and (iii) by each shareholder known by Electronic Sensor Technology to be the beneficial owner of more than 5% of the outstanding common stock. The information regarding beneficial owners of 5% or more of our common stock was gathered by us from the filings made by such owners with the SEC or from other sources. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned.

                                                     AMOUNT AND NATURE OF
                        NAME AND ADDRESS(1)          BENEFICIAL OWNERSHIP     PERCENTAGE OF
TITLE OF CLASS          OF BENEFICIAL OWNER            (SHARES OF STOCK)         CLASS(2)
--------------   ---------------------------------   --------------------     -------------
Common stock     Barry Howe+*                                     100,000(3)           0.18%
Common stock     Philip Yee+                                       30,000(4)           0.05%
Common stock     Gary Watson+                                     262,500(5)           0.48%
Common stock     James Frey*                                      375,000(6)           0.68%
Common stock     Teong Lim*++                                   5,287,908(7)           9.53%
Common stock     Francis Chang*++                               3,998,160(8)           7.22%
Common stock     Mike Krishnan*                                   100,000(9)           0.18%
Common stock     James Wilburn*                                   100,000(10)          0.18%
Common stock     Michel Amsalem*                                        0(11)          0.00%
Common stock     Lewis Larson*                                     50,000(12)          0.09%
Common stock     Land & General Berhad++                        9,948,801(13)         18.00%
Common stock     L&G Resources (1994), Inc.++                   9,948,801(13)         18.00%
Common stock     3 Springs, LLC++                               3,853,160              7.01%
Common stock     TC Lim, LLC++                                  5,167,908              9.40%
Common stock     Edward Staples++                               3,407,525(14)          6.16%
Common stock     Midsummer Investment Ltd.++                   19,550,736(15)         26.42%
Common stock     Islandia L.P.++                               10,861,520(16)         16.57%
Common stock     All directors and named executive
                  officers as a group                          10,303,568(17)         18.10%

*    Director

+    Named executive officer

++   5% or more beneficial owner

(1) The address of each director, named executive officer, 3 Springs, LLC and TC Lim, LLC is c/o Electronic Sensor Technology, Inc., 1077 Business Center Circle, Newbury Park, California 91320. The address of Midsummer Investment Ltd. and Islandia L.P. is 295 Madison Avenue, 38th Floor, New York, New York 10017. The address of each of L&G Resources (1994), Inc. and Land & General Berhad is 7 Persiaran Dagang, Bandar Sri Damansara, Kuala Lumpur, Malaysia 52200. The address of Edward Staples is 739 Parmenter Court, Thousand Oaks, California 91362.

(2) These percentages are calculated based upon the total amount of outstanding shares of common stock beneficially owned by each person or group, including shares of common stock that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, divided by 54,955,687, which represents the total number of shares of common stock issued and outstanding as of the date of this prospectus, plus, for each person or group, any shares of common stock that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3) Includes 100,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus.

(4) Includes 30,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus.

(5) Includes 262,500 shares of common stock underlying options exercisable within 60 days of the date of this prospectus.

(6) Includes 375,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus.

(7) Includes 120,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus, and 438,796 shares of common stock underlying warrants exercisable within 60 days of the date of this prospectus and 4,729,112 shares of common stock held by TC Lim, LLC and beneficially owned by Dr. Lim by virtue of his position as sole member of TC Lim, LLC.

(8) Includes 145,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus, and 257,247 shares of common stock underlying warrants exercisable within 60 days of the date of this prospectus and 3,595,913 shares of common stock held by 3 Springs, LLC and beneficially owned by Mr. Chang by virtue of his position as sole member of 3 Springs, LLC.

(9) Includes 100,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus. Mr. Krishnan is the Managing Director of Land & General Berhad and President of L&G Resources (1994), Inc., a wholly owned subsidiary of Land & General Berhad. By virtue of his position, Mr. Krishnan may be deemed to share dispositive power over the common stock beneficially owned by Land & General Berhad and L&G Resources (1994), Inc. Mr. Krishnan is one of six directors on the Board of Directors of Land & General Berhad and the Board of Directors of Land & General Berhad makes the ultimate voting and investment decisions with respect to the common stock. Mr. Krishnan disclaims beneficial ownership of such shares of common stock.

(10) Includes 100,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus.

(11) Mr. Amsalem is a member of Midsummer Capital, LLC, a New York limited liability company, which serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By virtue of his position, Mr. Amsalem may be deemed to share dispositive power over the common stock beneficially owned by Midsummer Investment Ltd. Midsummer Capital disclaims beneficial ownership of such shares of common stock and Mr. Amsalem disclaims beneficial ownership of such shares of common stock.

(12) Includes 50,000 shares of common stock underlying an option exercisable within 60 days of the date of this prospectus.

(13) Includes 9,632,534 shares of common stock and 316,267 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus held by L&G Resources (1994), Inc., a wholly-owned subsidiary of Land & General Berhad, of which Land & General Berhad is a beneficial owner. Mike Krishnan is President of L&G Resources (1994), Inc. and Managing Director of Land & General Berhad. By reason of such relationships, Mr. Krishnan may be deemed to share dispositive power over the shares of common stock beneficially owned by L&G Resources (1994), Inc. Mr. Krishnan expressly disclaims beneficial ownership as Mr. Krishnan is one of six directors on the Board of Directors of Land & General Berhad and the Board of Directors of Land & General Berhad makes the ultimate voting and investment decisions with respect to the common stock.

(14) Includes 343,689 shares of common stock underlying warrants exercisable within 60 days of the date of this prospectus. Dr. Staples no longer appears on our list of record holders of outstanding common stock; however, based upon an independent report, as of August 10, 2007, Dr. Staples owned 3,063,836 shares of common stock through a broker in street name. Dr. Staples has not yet filed an amendment to the Schedule 13D filed with the SEC on January 8, 2007 which indicated that he is the beneficial owner of 3,768,836 shares of common stock.

(15) Includes 11,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus, 7,798,059 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus and 502,677 shares of common stock issued as interest on the debenture. The conversion of the debenture and exercise of the warrant is contractually capped such that such conversion or exercise, as applicable, shall not cause Midsummer's beneficial ownership to exceed 4.99%, unless waived by Midsummer, and in no event to exceed 9.99% (without giving effect to shares of common stock underlying any unconverted portion of the debenture or unexercised portion of the warrant). Midsummer Capital, LLC, a New York limited liability company, serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By reason of such relationships, Midsummer Capital may be deemed to share dispositive power over the shares of common stock beneficially owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares of common stock. Michel A. Amsalem and Scott D. Kaufman are members of Midsummer Capital. By reason of such relationships, Mr. Amsalem and Mr. Kaufman may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Midsummer Investment. Mr. Amsalem and Mr. Kaufman disclaim beneficial ownership of such shares of common stock.

(16) Includes 6,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus, 4,332,255 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus and 279,265 shares of common stock issued as interest on the debenture. The conversion of the debenture and exercise of the warrant is contractually capped such that such conversion or exercise, as applicable, shall not cause Islandia's beneficial ownership to exceed 4.99%, unless waived by Islandia, and in no event to exceed 9.99% (without giving effect to shares of common stock underlying any unconverted portion of the debenture or unexercised portion of the warrant). The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections. The individuals that exercise shared dispositive and voting power for John Lang, Inc. are Richard Berner, President of John Lang, Inc. and Edgar Berner and Thomas Berner, both Vice-Presidents of John Lang, Inc. By virtue of these relationships John Lang, Inc., Richard Berner, Edgar Berner and Thomas Berner may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Islandia; however, John Lang, Inc. Richard Berner, Edgar Berner and Thomas Berner disclaim beneficial ownership of the shares of common stock beneficially owned by Islandia.

(17) Includes 1,282,500 shares of common stock underlying options exercisable within 60 days of the date of this prospectus and 696,043 shares of common stock underlying warrants exercisable within 60 days of the date of this prospectus, as well as 3,595,913 shares of common stock held by 3 Springs, LLC and 4,729,112 shares of common stock held by TC Lim, LLC.

                                       -6-